SHAREHOLDER MEETING  Unaudited
Centennial California Tax Exempt Trust

On February 23, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:

Proposal No. 1:
The twelve persons named below to serve as Trustee of the Trust until their successors are elected and shall qualify:

         NOMINEE                                     FOR                    WITHHELD              TOTAL
         William L. Armstrong                        78,373,356             4,211,559             82,584,915
         Robert G. Avis                              78,388,743             4,196,172             82,584,915
         George C. Bowen                             78,373,356             4,211,559             82,584,915
         Edward L. Cameron                           78,335,837             4,249,078             82,584,915
         Jon S. Fossel                               78,388,743             4,196,172             82,584,915
         Sam Freedman                                78,369,409             4,215,506             82,584,915
         Raymond J. Kalinowski                       78,249,799             4,335,116             82,584,915
         C. Howard Kast                              78,232,884             4,352,031             82,584,915
         Robert M. Kirchner                          78,193,863             4,391,052             82,584,915
         Bridget A. Macaskill                        78,388,743             4,196,172             82,584,915
         F. William Marshall                         78,373,356             4,211,559             82,584,915
         James C. Swain                              78,343,622             4,241,293             82,584,915

FOR              AGAINST            ABSTAIN                TOTAL
Proposal No. 2:
Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Trust for the fiscal year beginning July 1, 2000.

79,086,214          771,878         2,726,823              82,584,915

                                                           BROKER
FOR              AGAINST            ABSTAIN                NON-VOTES                 TOTAL
Proposal No. 3:
Approval of the elimination of the Trust's fundamental investment restriction on investing in unseasoned issuers.

61,507,398       14,226,541         6,836,075              14,901                    82,584,915

Proposal No. 4A:
Approval of the amendment to the Trust's fundamental investment restriction on investing in debt securities having a maturity greater than one year.

66,578,782        8,723,586         7,267,646              14,901                    82,584,915

Proposal No. 4B:
Approval of the amendment to the Trust's fundamental investment restriction regarding concentration.

65,509,690        8,540,011         8,520,313              14,901                    82,584,915

Proposal No. 5:
Approval of authorizing the Trustees to adopt an Amended and Restated
Declaration of Trust.

65,480,577       10,560,922         6,528,515              14,901                    82,584,915

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